PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                    904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE FIRST QUARTER OF FISCAL YEAR 2022

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; February 2, 2022

First Quarter Operating Results

The Company reported net income of $6,439,000, or $1.74 per share for the quarter ended December 31, 2021, compared to a net loss of $(222,000), or $(.07) per share, in the same quarter last year. Net income this quarter included $6,281,000, or $1.70 per share, from gains on real estate sales net of income taxes.

Revenue miles were down 993,000, or 15%, over the same quarter last year due to reduction in driver count due from turnover and the driver shortage (down ~70 drivers from the 1st quarter of last year). Operating revenues for the quarter were $20,571,000, up $343,000 from the same quarter last year. The reduction in miles was offset by improved freight rates negotiated to more than offset driver pay increases, higher fuel costs and other cost increases. Operating revenue per mile was up $.63, or 20.1% due rate increases and an improved business mix.

Compensation and benefits increased $33,000, mainly due to the increased driver compensation package mostly offset by a lower driver count and non-driver personnel reductions. Gross fuel expense increased $620,000 as a result of higher cost per gallon. Insurance and losses decreased $312,000, primarily from lower health care claims this year versus the prior year first quarter which included higher costs from two significant product mixes and a sizeable wreck repair. Depreciation expense was down $268,000 in the quarter as we continue to reduce our fleet size. SG&A expense was higher by $329,000 mainly due to a one-time transaction bonus following the sale of the Tampa property for certain members of the management team ($312,000 in SG&A and $82,000 in Corporate for a total of $394,000) and higher legal fees. Gain on the sale of land was $8,330,000 due to the sale of our former terminal location in Tampa, FL. Gain on the sale of assets was $360,000 versus a loss of $(86,000) in the same quarter last year.

As a result, operating profit this quarter was $8,541,000 compared to an operating loss of $(301,000) in the same quarter last year. Operating ratio was 58.5 this quarter versus 101.5 the same quarter last year. Excluding the gain on sale of terminal sites and the one-time transaction bonus, adjusted operating profit for the first quarter was $605,000 and adjusted operating ratio was 97.1.

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Summary and Outlook

This first quarter we continued to see our driver count remain fairly flat as we had seen in the prior 2 quarters following the announcement of the driver pay increase in April, 2021. During this first quarter of 2022 we announced additional driver pay increases in all of our markets, some of which went into effect during the quarter with the majority set to go into effect on February 4, 2022. We also successfully negotiated additional rate increases with our customers, most of which went into effect during the quarter with some set to begin in Q2. These additional rate increases will more than offset the additional driver pay increases announced during this first quarter.

We are in the early stages of implementing our new Quality Customer Service department to help us better serve our customers and provide additional resources to our dispatchers in the field. All of these jobs were filled with existing employees. We downsized a few management jobs in the quarter, including the retirement of our VP of Operations, and the elimination of two terminal manager jobs. We do not plan to replace those jobs. We continue to focus on growing the dry bulk and water business.

The supply chain challenges continue to make the news weekly. We continue to be creative in our approach to attracting, hiring and retaining drivers, including our recent completion of the Department of Labor Registered Apprenticeship application to become part of the Federal program. We are optimistic that we will see the benefit of these strategies and pay increases on reducing our turnover and our ability to add drivers to the fleet during the remainder of fiscal 2022.

The dividend paid in November reduced our cash balance by $12,800,000 and the sale of the Tampa property generated $6,300,000 of cash after taxes. Following these two events and a positive operating quarter, our balance sheet remained solid with $8.7 million of cash and cash equivalents as of December 31, 2021, and no outstanding debt. The Company was in compliance with all of our covenants under the Wells Fargo revolver as of December 31, 2021. We started replacing tractors in the first quarter of this fiscal year with plans to buy 30 replacement tractors and a handful of trailers putting our current planned capital expenditures at ~$6,000,000 for fiscal year 2022.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have some impact on demand for oil and petroleum products in certain markets but that impact was far less in this quarter than had been experienced since the beginning of the pandemic. As an essential business, we have continued to operate throughout the pandemic in accordance with CDC guidance and orders issued by state and local authorities.

Dividend

On October 25th, we announced that our Board of Directors declared a special cash dividend of $3.75 per share, or approximately $12,800,000 in the aggregate, on the Company’s outstanding common stock. This one-time, special dividend was paid to shareholders on November 15, 2021. Over the past two years, we have returned $9.90 per share to our shareholders in the form of dividends.

Conference Call

The Company will host a conference call on February 2, 2022 at 3:00 PM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-888-506-0062 domestic or international at 1-973-528-0011. Computer audio live streaming is available via the Internet through the Company’s website at www.patriottrans.com at the Investor Relations tab or https://www.webcaster4.com/Webcast/Page/2058/44273. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 44273. An audio archive can be accessed through the Company’s website at www.patriottrans.com on the Investor Relations tab or at https://www.webcaster4.com/Webcast/Page/2058/44273.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED
	DECEMBER 31,
	2021	2020

Operating revenues	$20,571	20,228

Cost of operations:
Compensation and benefits	9,084	9,051
Fuel expenses	2,718	2,098
Repairs & tires	1,216	1,381
Other operating	744	813
Insurance and losses	1,810	2,122
Depreciation expense	1,477	1,745
Rents, tags & utilities	673	696
Sales, general & administrative	2,465	2,136
Corporate expenses	533	401
Gain on sale of terminal sites	(8,330)	—
(Gain) loss on disposition of PP&E	(360)	86
Total cost of operations	12,030	20,529

Total operating income (loss)	8,541	(301)

Interest income and other	1	2
Interest expense	(5)	(8)

Income (loss) before income taxes	8,537	(307)
Provision for (benefit from) income taxes	2,098	(85)

Net income (loss)	$6,439	(222)

Earnings per common share:
Net income (loss)-
Basic	1.88	(0.07)
Diluted	1.74	(0.07)

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,419	3,377
-diluted earnings per common share	3,701	3,377

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PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	September 30,
Assets	2021	2021
Current assets:
Cash and cash equivalents	$8,700	10,899
Accounts receivable (net of allowance for doubtful accounts of $63 and $86, respectively)	4,379	4,930
Inventory of parts and supplies	943	871
Prepaid tires on equipment	1,266	1,317
Prepaid taxes and licenses	331	448
Prepaid insurance	4,247	4,614
Prepaid expenses, other	268	299
Total current assets	20,134	23,378

Property and equipment, at cost	73,708	77,181
Less accumulated depreciation	52,764	54,497
Net property and equipment	20,944	22,684

Operating lease right-of-use assets	3,129	1,949
Goodwill	3,637	3,637
Intangible assets, net	706	756
Other assets, net	153	156
Total assets	$48,703	52,560

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,886	1,858
Federal and state taxes payable	2,360	263
Accrued payroll and benefits	2,849	2,939
Accrued insurance	1,052	1,105
Accrued liabilities, other	901	1,742
Operating lease labilities, current portion	927	928
Total current liabilities	9,975	8,835

Operating lease liabilities, less current portion	2,342	1,131
Deferred income taxes	4,062	4,062
Accrued insurance	1,537	1,537
Other liabilities	871	879
Total liabilities	18,787	16,444
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; none issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,431,896 and 3,415,643 shares issued and outstanding, respectively)	343	342
Capital in excess of par value	39,425	39,257
Accumulated deficit	(9,941)	(3,572)
Accumulated other comprehensive income, net	89	89
Total shareholders’ equity	29,916	36,116
Total liabilities and shareholders’ equity	$48,703	52,560

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, Patriot presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Patriot uses these non-GAAP financial measures to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. These measures are not, and should not be viewed as, substitutes for GAAP financial measures.

Adjusted Operating Profit

Adjusted operating profit excludes the impact of the gain on sale of terminal sites and the one-time transaction bonus related to the sale. Adjusted operating profit is presented to provide additional perspective on underlying trends in Patriot’s core operating results. A reconciliation between operating profit and adjusted operating profit is as follows:

	Three months ended	Three months ended
	December 31, 2021	December 31, 2020
Operating profit (loss)	$8,541	(301)
Adjustments:
Gain on sale of terminal sites	(8,330)	—
One-time transaction bonus	394	—
Adjusted operating profit (loss)	$605	(301)

Adjusted Operating Ratio

Adjusted operating ratio excludes the impact of the gain on sale of terminal sites and the one-time transaction bonus related to the sale. Adjusted operating ratio is presented to provide additional perspective on underlying trends in Patriot’s core operating results. A reconciliation between operating ratio and adjusted operating ratio is as follows:

	Three months ended	Three months ended
	December 31, 2021	December 31, 2020
Operating ratio	58.5%	101.5%
Adjustments:
Gain on sale of terminal sites	40.5%	—
One-time transaction bonus	(1.9% )	—
Adjusted operating ratio	97.1%	101.5%